Exhibit 3.5
Translated from Hebrew

Amendment to Memorandum of Association

Of

RRSat Global Communications Network Ltd.

1.                                       Article 1 of the Memorandum of Association shall be cancelled and replaced in its entirety with the following:

“1. Name of the Company:

RRSat Global Communications Network Ltd. (Hebrew)

RRSat Global Communications Network Ltd. (English).”

2.                                       Article 4 of the Memorandum of Association shall be cancelled and replaced in its entirety with the following:

“4. The share capital of the Company shall be as set forth in the Articles of Association of the Company.”